EXHIBIT 10.37b

AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN THE UNITED ILLUMINATING COMPANY
AND
ANTHONY J. VALLILLO
(dated November 28, 2005)

WHEREAS, the Department of the Treasury has issued proposed regulations and Notice 2005-1 concerning the implementation of the new non-qualified deferred compensation rules contained in Section 409A of the Internal Revenue Code; and

WHEREAS, such guidance permits amendment of non-qualified deferred compensation plans and arrangements in order to provide transitional flexibility with regard to the implementation of the new rules;

NOW THEREFORE,  The United Illuminating Company (the ‘Company’) and Anthony J. Vallillo (the ‘Executive’), hereby agree that Section 4(g) of the Employment Agreement dated as of November 8, 2004 between the Company and the Executive, as amended, is further amended by the addition of the following paragraphs at the end thereof:

During 2005, the Executive may cancel participation in his SERP or cancel a deferral election, without causing the SERP to violate the provisions of 409A of the Internal Revenue Code and guidance issued thereunder, and without causing his Accrued Benefit to be includable in income under the doctrine of constructive receipt; provided that the amounts subject to the election to terminate SERP participation are includable in the Executive’s income in 2005 or, if later, the taxable year in which the amounts are earned and vested.

With respect to amounts that are subject to Section 409A,  the Executive may, on or before December 31, 2006,  file a new payment election as to time and form of payment and the election will not be treated as a change in the form and timing of payment under Section 409(a)(4) or an acceleration of a payment under Section 409(a)(3), provided that if the Executive makes such election on or after January 1, 2006 and before January 1, 2007, the Executive cannot change payment elections with respect to payments that he or she otherwise would receive in 2006, or cause payments to be made in 2006.

During 2005, the Grandfathered portion of the SERP may be terminated in its entirety, provided that all amounts deferred thereunder are included in income in the taxable year in which the termination occurs.

Notwithstanding anything to the contrary in this subsection, the grandfathered amount shall be determined in accordance with Treasury Regulations and other guidance issued pursuant to Section 409A of the Code, including, without limitation, regulations permitting the grandfathered amount to be calculated taking into account early retirement subsidies that the Executive becomes eligible for after December 31, 2004, without regard to additional services performed after December 31, 2004.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        THE UNITED ILLUMINATING COMPANY

Attest:

/s/ Susan E. Allen	By	/s/ Nathanial D. Woodson
Susan E. Allen, Vice President		Nathanial D. Woodson Chairman
Investor Relations, Corporate Secretary &		and Chief Executive Officer
Treasurer

/s/ Anthony J. Vallillo
Anthony J. Vallillo